Filed Pursuant to Rule 424(b)(2)
File No. 333-278797-01

PROSPECTUS SUPPLEMENT

June 24, 2026

(To Prospectus dated April 18, 2024)

$1,200,000,000

Southwestern Public Service Company

$650,000,000 5.300% First Mortgage Bonds, Series No. 13 due 2036

$550,000,000 5.875% First Mortgage Bonds, Series No. 14 due 2056

This is an offering of $650,000,000 of 5.300% First Mortgage Bonds, Series No. 13 due 2036 (the “2036 First Mortgage Bonds”) and $550,000,000 of 5.875% First Mortgage Bonds, Series No. 14 due 2056 (the “2056 First Mortgage Bonds” and, together with the 2036 First Mortgage Bonds, the “first mortgage bonds”) to be issued by Southwestern Public Service Company, a New Mexico corporation. We will pay interest on the 2036 First Mortgage Bonds on February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon). The 2036 First Mortgage Bonds will mature on August 15, 2036. We will pay interest on the 2056 First Mortgage Bonds on February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon). The 2056 First Mortgage Bonds will mature on August 15, 2056. The first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem either series of the first mortgage bonds at any time, in whole or in part, at the respective redemption prices described in this prospectus supplement. We may also redeem either series of first mortgage bonds, in whole, but not in part, at a redemption price equal to 101% of the principal amount of such first mortgage bonds if a Tax Credit Event (as defined herein) occurs.

Each series of the first mortgage bonds will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system. Please read the information provided under the caption “Supplemental Description of the First Mortgage Bonds” in this prospectus supplement and under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the first mortgage bonds.

Each series of the first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds from time to time outstanding.

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer to, and the first mortgage bonds should not be purchased, held or otherwise acquired by a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Each purchaser of the first mortgage bonds, by accepting such first mortgage bonds, will be deemed to have represented, warranted and agreed that it is not a “specified foreign entity.”

Investing in the first mortgage bonds involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2036 First Mortgage Bonds	Total for 2036 First Mortgage Bonds	Per 2056 First Mortgage Bonds	Total for 2056 First Mortgage Bonds
Initial public offering price(1)	99.958%	$649,727,000	99.790%	$548,845,000
Underwriting discount	0.650%	$4,225,000	0.875%	$4,812,500
Proceeds to us(2)	99.308%	$645,502,000	98.915%	$544,032,500

(1)	Plus accrued interest, if any, from June 29, 2026.
(2)	Before deduction of expenses payable by us estimated at $5.5 million in the aggregate.

The underwriters are offering the first mortgage bonds subject to various conditions. The underwriters expect to deliver the first mortgage bonds in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank SA/NV, on or about June 29, 2026.

Joint Book-Running Managers

BMO Capital Markets	BofA Securities	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Co-Manager

Independence Point Securities

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the first mortgage bonds we are offering in this prospectus supplement. The second part, the accompanying base shelf prospectus, gives more general information, some of which may not apply to the first mortgage bonds we are offering in this prospectus supplement. The accompanying base shelf prospectus dated April 18, 2024 is referred to as the “accompanying prospectus” in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with any information other than information incorporated by reference or set forth in this prospectus supplement, the accompanying prospectus, or any free writing prospectus. We do not, and the underwriters do not, take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of those documents.

If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is expected that delivery of the first mortgage bonds will be made against payment for the first mortgage bonds on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). You should be advised that trading of the first mortgage bonds may be affected by the T+3 settlement. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would,” and similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	operational safety;

•	successful long-term operational planning;

•	risks associated with wildfires;

•	commodity risks associated with energy markets and production;

•	rising energy prices and fuel costs;

•	qualified employee workforce and third-party contractor factors;

•	reputational impacts of actions by employees, directors or third-parties;

•	our ability to recover costs;

•	risks associated with the growth in large load customers;

•	changes in regulation;

•	reductions in our credit ratings and the cost of maintaining certain contractual relationships;

•

general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or our ability to obtain financing on favorable terms;

•	availability or cost of capital;

•	our customers’ and counterparties’ ability to pay their debts to us;

•	assumptions and costs relating to funding our employee benefit plans and health care benefits;

•	tax laws;

•	uncertainty regarding epidemics;

•	effects of geopolitical events, including war and acts of terrorism;

•	cybersecurity threats and data security breaches;

•	seasonal weather patterns;

•	changes in environmental laws and regulations;

•	climate change and other weather events;

•	natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes;

•	costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage;

•	regulatory changes and/or limitations related to the use of natural gas as an energy source;

•	challenging labor market conditions and our ability to attract and retain a qualified workforce;

•

our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets; and

•	other business or investment considerations that may be disclosed from time to time in our SEC filings or in other publicly disseminated written documents.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties associated with forward-looking statements are discussed in detail under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Notes to Financial Statements” in our Annual Report on Form  10-K for the year ended December  31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, and in other documents on file with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may obtain copies of these documents as described in the accompanying prospectus under the captions “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

PROSPECTUS SUPPLEMENT SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the first mortgage bonds offered by this prospectus supplement. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under the caption “Incorporation of Certain Documents by Reference” in the accompanying prospectus. In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Southwestern Public Service Company, a New Mexico corporation.

The Company

We were incorporated in 1921 under the laws of New Mexico. We conduct business in Texas and New Mexico and generate, purchase, transmit, distribute and sell electricity. At December 31, 2025, we provided electric utility service to approximately 0.4 million customers.

We are a wholly owned subsidiary of Xcel Energy Inc., a Minnesota corporation, or “Xcel Energy.” Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation, Northern States Power Company, a Wisconsin corporation, and Public Service Company of Colorado. Xcel Energy is a publicly held company and files periodic reports and other documents with the SEC. Many of our executive officers and members of our board of directors are also executive officers of Xcel Energy.

Our principal executive offices are located at 790 South Buchanan Street, Amarillo, Texas 79101 and our telephone number is (303) 571-7511.

The Offering

The following summary contains basic information about this offering. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including the information under the caption “Supplemental Description of the First Mortgage Bonds,” the accompanying prospectus, including the information under the caption “Description of the First Mortgage Bonds,” and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Issuer	Southwestern Public Service Company.

Securities Offered	$650,000,000 principal amount of 5.300% First Mortgage Bonds, Series No. 13 due 2036, or the “2036 First Mortgage Bonds.”

$550,000,000 principal amount of 5.875% First Mortgage Bonds, Series No. 14 due 2056, or the “2056 First Mortgage Bonds” and, together with the 2036 First Mortgage Bonds, the “first mortgage bonds.”

Maturity	August 15, 2036 for the 2036 First Mortgage Bonds.

August 15, 2056 for the 2056 First Mortgage Bonds.

Interest Rate	5.300% per year for the 2036 First Mortgage Bonds.

5.875% per year for the 2056 First Mortgage Bonds.

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon) for the 2036 First Mortgage Bonds.

February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon) for the 2056 First Mortgage Bonds.

Ranking

Each series of the first mortgage bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first mortgage bonds and any first mortgage bonds hereafter issued under the Indenture, dated as of August 1, 2011, as supplemented, which we refer to as the “mortgage indenture,” between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), which we refer to as the “mortgage trustee.” As of March 31, 2026, there were 10 series of first mortgage bonds outstanding under the mortgage indenture in an aggregate principal amount of $3.75 billion.

Collateral

The first mortgage bonds are secured by a first mortgage lien on substantially all of our properties used or intended to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy and located in the State of Texas or the State of New Mexico, subject to limited exceptions.

Optional Redemption

Prior to February 15, 2036 (six months prior to the maturity date of the 2036 First Mortgage Bonds) (the “2036 Par Call Date”), we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 First Mortgage Bonds matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below under the caption “Supplemental Description of the First Mortgage Bonds—Optional Redemption”) applicable to the 2036 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Par Call Date, we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to February 15, 2056 (six months prior to the maturity date of the 2056 First Mortgage Bonds) (the “2056 Par Call Date”), we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 First Mortgage Bonds matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below under the caption “Supplemental Description of the First Mortgage Bonds—Optional Redemption”) applicable to the 2056 First Mortgage Bonds plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2056 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2056 Par Call Date, we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2056 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

See “Supplemental Description of the First Mortgage Bonds—Optional Redemption” in this prospectus supplement.

Tax Credit Event Redemption

If a Tax Credit Event (as defined herein) occurs, we may redeem, at our option, each series of first mortgage bonds, in whole, but not in part, at a redemption price equal to 101% of principal amount of the first mortgage bonds being redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Supplemental Description of the First Mortgage Bonds—Right to Redeem for a Tax Credit Event.”

Sinking Fund	None.

Use of Proceeds

We intend to use the aggregate net proceeds from the sale of the first mortgage bonds to repay short-term borrowings and for other general corporate purposes. A portion of the aggregate net proceeds may be invested temporarily in short-term interest-bearing accounts, securities or similar investments until they are used for their intended purposes. As of March 31, 2026, we had $55 million of commercial paper outstanding with a weighted average annual interest rate of 4.20%. See “Use of Proceeds” in this prospectus supplement for more information.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper that we may repay using the aggregate net proceeds from the sale of the first mortgage bonds. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the aggregate net proceeds of the offering and, in that case, such underwriter would be deemed to have a “conflict of interest” within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

Mortgage Trustee	U.S. Bank Trust Company, National Association.

Governing Law

The mortgage indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act,” is applicable and except to the extent the law of any jurisdiction where property subject to the mortgage indenture is located mandatorily governs the attachment, perfection, priority or enforcement of the lien of the mortgage indenture with respect to that property.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the caption “Item 1A. Risk Factors” in our Annual Report on Form  10-K for the year ended December 31, 2025, as modified by our other SEC filings filed after such Annual Report and the information under the caption “Critical Accounting Policies” in this prospectus supplement, before purchasing the first mortgage bonds offered by this prospectus supplement. Those risks and the risks set forth below are those that we consider to be the most significant to your decision whether to invest in the first mortgage bonds. If any of the events described therein or set forth below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

As described under the caption “Item 1A. Risk Factors” in our Annual Report on Form  10-K for the year ended December 31, 2025, our credit ratings could be lowered or withdrawn entirely by a rating agency in the future. Any lowering of the credit ratings on our first mortgage bonds would likely reduce the value of the first mortgage bonds offered by this prospectus supplement.

The first mortgage bonds offered by this prospectus supplement have no prior public market, and we cannot assure you that any public market will develop or be sustained after the offering.

Although the first mortgage bonds offered by this prospectus supplement generally may be resold or otherwise transferred by holders who are not our affiliates, each series of the first mortgage bonds will constitute a new issue of securities without an established trading market. We have been advised by the underwriters that they may make a market in either or both series of the first mortgage bonds, but they have no obligation to do so and may discontinue market making at any time for either or both series of the first mortgage bonds without providing notice. There can be no assurance that a market for either or both series of the first mortgage bonds will develop or, if it does develop, that it will continue. If an active public market does not develop, the market prices and liquidity of the first mortgage bonds may be adversely affected. Furthermore, we do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

USE OF PROCEEDS

We estimate that our proceeds from the sale of the first mortgage bonds, less the underwriting discounts and other offering expenses payable by us, will be approximately $1,184,034,500.

We intend to use the aggregate net proceeds from the sale of the first mortgage bonds to repay short-term borrowings and for other general corporate purposes. Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper that we may repay using the aggregate net proceeds from the sale of the first mortgage bonds. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

A portion of the aggregate net proceeds may be invested temporarily in short-term interest-bearing accounts, securities or similar investments until they are used for their intended purposes. As of March 31, 2026, we had $55 million of commercial paper outstanding with a weighted average interest rate of 4.20%.

SELECTED FINANCIAL DATA

The following selected financial data as of December 31, 2025 and 2024 for the years ended December 31, 2025, 2024 and 2023, has been derived from our audited financial statements and the related notes. The selected financial data as of March 31, 2026 and for the three months ended March 31, 2026 and 2025 has been derived from our unaudited financial statements and the related notes. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited and unaudited financial statements and related notes and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The historical financial information may not be indicative of our future performance.

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024	2023
	(Unaudited)
	(Millions of Dollars)
Statements of Income Data:
Operating revenues	$530	$521	$2,180	$1,939	$2,152
Operating expenses	434	446	1,688	1,478	1,686

Operating income	96	75	492	461	466

Other income, net	14	6	40	29	9
Interest charges and financing costs	46	43	177	153	136
Income tax (benefit) expense	(20)	(21)	(40)	(57)	(45)

Net income	$84	$59	$395	$394	$384

	March 31, 2026	December 31,
		2025	2024
	(Unaudited)
	(Millions of Dollars)
Balance Sheet Data:
Current assets	$806	$795	$778
Property, plant and equipment, net	10,817	10,426	9,251
Other assets	802	777	772

Total assets	$12,425	$11,998	$10,801

Short-term debt	$55	$220	$145
Borrowings under utility money pool arrangement	—	62	7
Other current liabilities	867	741	796

Total current liabilities	922	1,023	948

Deferred credits and other liabilities	2,096	2,087	2,064
Long-term debt	4,047	4,046	3,551
Common stockholder’s equity	5,360	4,842	4,238

Total liabilities and equity	$12,425	$11,998	$10,801

CRITICAL ACCOUNTING POLICIES

You should consider the financial data and other information contained in our audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in our Annual Report on Form  10-K for the year ended December  31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which we incorporate by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the first mortgage bonds.

Preparation of the financial statements and disclosures in compliance with generally accepted accounting principles requires the application of accounting rules and guidance, as well as the use of estimates. Application of these policies involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments could materially impact the consolidated financial statements, based on varying assumptions. In addition, the financial and operating environment also may have a significant effect on the operation of the business and results reported. Accounting policies and estimates that are most significant to our results of operations, financial condition or cash flows, and require management’s most difficult, subjective or complex judgments are outlined below. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions. Each critical accounting policy has been reviewed and discussed with the Audit Committee of Xcel Energy’s Board of Directors on a quarterly basis.

Regulatory Accounting

We are subject to the accounting for Regulated Operations, which provides that rate-regulated entities report assets and liabilities consistent with the recovery of those incurred costs in rates, if it is probable that such rates will be charged and collected. Our rates are derived through the ratemaking process, which results in the recording of regulatory assets and liabilities based on the probability of future cash flows. Regulatory assets generally represent incurred or accrued costs that have been deferred because future recovery from customers is probable. Regulatory liabilities generally represent amounts that are expected to be refunded to customers in future rates or amounts collected in current rates for future costs. In other businesses or industries, regulatory assets and regulatory liabilities would generally be charged to net income or other comprehensive income.

Each reporting period we assess the probability of future recoveries and obligations associated with regulatory assets and liabilities. Factors such as the current regulatory environment, recently issued rate orders and historical precedents are considered. Decisions made by regulatory agencies can directly impact the amount and timing of cost recovery as well as the rate of return on invested capital and may materially impact our results of operations, financial condition, or cash flows.

As of March 31, 2026 and December 31, 2025, we had regulatory assets of $407 million and $400 million, respectively. As of March 31, 2026 and December 31, 2025, we had regulatory liabilities of $948 million and $890 million, respectively. We are subject to regulation that varies from jurisdiction to jurisdiction. If future recovery of costs in any such jurisdiction is no longer probable, we would be required to charge these assets to current net income or other comprehensive income. At March 31, 2026, in assessing the probability of recovery of recognized regulatory assets, unless otherwise disclosed, we noted no current or anticipated proposals or changes in the regulatory environment that we expect will materially impact the recovery of the assets.

Income Tax Accruals

Judgment, uncertainty and estimates are a significant aspect of the income tax accrual process that accounts for the effects of current and deferred income taxes. Uncertainty associated with the application of tax statutes and regulations and outcomes of tax audits and appeals require that judgment and estimates be made in the accrual process and in the calculation of the effective tax rate (“ETR”).

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our future ETR. ETR calculations are revised every quarter based on best available year-end tax assumptions, adjusted in the following year after returns are filed. Tax accrual estimates are trued-up to the actual amounts claimed on the tax returns and further adjusted after examinations by taxing authorities, as needed.

In accordance with the interim period reporting guidance, income tax expense for the first three quarters in a year is based on the forecasted annual ETR. The forecasted ETR reflects a number of estimates, including forecasted annual income, permanent tax adjustments and tax credits.

Valuation allowances are applied to deferred tax assets if it is more likely than not that at least a portion may not be realized. Accounting for income taxes also requires that only tax benefits that meet the more likely than not recognition threshold can be recognized or continue to be recognized. We may adjust our unrecognized tax benefits and interest accruals as disputes with the Internal Revenue Service and state tax authorities are resolved, and as new developments occur. These adjustments may increase or decrease earnings.

Employee Benefits

Xcel Energy sponsors several noncontributory, defined benefit pension plans and other postretirement benefit plans that cover almost all employees and certain retirees. Projected benefit costs are based on historical information and actuarial calculations that include key assumptions (annual return level on pension and postretirement health care investment assets, discount rates, mortality rates and health care cost trend rates, etc.). In addition, the pension cost calculation uses a methodology to reduce the volatility of investment performance over time. Pension assumptions are continually reviewed by Xcel Energy. A portion of Xcel Energy’s pension and postretirement health care costs are attributable to its operating subsidiaries, including us.

In 2025, Xcel Energy set the rate of return on assets used to measure pension costs at 7.13%, which is a 20 basis point increase from the rate set in 2024. For us, the rate of return on assets was set at 7.03% for 2025, which is a 6 basis point increase from the rate set in 2024. For Xcel Energy, the rate of return used to measure postretirement health care costs was 6.25% at December 31, 2025, which is a 125 basis point increase from the rate set at the end of 2024. For us, the rate of return used to measure postretirement health care costs was 6.25% at December 31, 2025, which is a 125 basis point increase from the rate set at the end of 2024.

Xcel Energy’s pension investment strategy includes plan-specific investments that seek to align the investment allocations to optimize risk adjusted return and interest rate risk management based on factors that include the plan’s funded status. This strategy generally results in a greater percentage of interest rate sensitive securities being allocated to plans with higher funded status ratios and a greater percentage of growth assets being allocated to plans having lower funded status ratios.

Xcel Energy set the discount rates used to value the pension obligations and postretirement health care obligations at 5.78% and 5.66% at December 31, 2025, respectively. This represents a 10 basis point and 22 basis point decrease, respectively, from 2024. Xcel Energy uses a bond matching study as its primary basis for determining the discount rate used to value pension and postretirement health care obligations. The bond matching study utilizes a portfolio of high grade (Aa or higher) bonds that matches the expected cash flows of Xcel Energy’s benefit plans in amount and duration.

The effective yield on this cash flow matched bond portfolio determines the discount rate for the individual plans. The bond matching study is validated for reasonableness against the Bank of America US Corporate 15+ Bond Index. In addition, Xcel Energy reviews general actuarial survey data to assess the reasonableness of the discount rate selected.

Mortality rates are developed from actual and projected plan experience for pension plan and postretirement benefits. Xcel Energy’s actuary conducts an experience study periodically to determine an estimate of mortality. Xcel Energy considers standard mortality tables, improvement factors and the plans actual experience when selecting a best estimate.

As of December 31, 2025, for us and Xcel Energy, the initial medical trend cost claim assumptions for pre-Medicare (“Pre-65”) was 7.0% and post-Medicare (“Post-65”) was 7.5%. The ultimate trend assumption remained at 4.5% for both Pre-65 and Post-65 claims costs. Xcel Energy bases its medical trend assumption on the long-term cost inflation expected in the health care market, considering the levels projected and recommended by industry experts, as well as recent actual medical cost experienced by Xcel Energy’s retiree medical plan.

Funding contributions in 2025 were $125 million and will be $75 million in 2026. In future years contributions will remain relatively consistent. Investment returns were more than the assumed levels in 2025 and 2023, but were less than assumed levels in 2024.

The pension cost calculation uses a market-related valuation of pension assets. Xcel Energy uses a calculated value method to determine the market-related value of the plan assets. The market-related value is determined by adjusting the fair market value of assets at the beginning of the year to reflect the investment gains and losses (the difference between the actual investment return and the expected investment return on the market- related value) during each of the previous five years at the rate of 20% per year. As differences between actual and expected investment returns are incorporated into the market-related value, amounts are recognized in pension cost over the expected average remaining years of service for active employees (approximately 14 years in 2025).

Xcel Energy currently projects the pension costs (credits) recognized for financial reporting purposes will be $85 million in 2026, of which $3 million is expected to be attributable to us, while the actual pension costs for Xcel Energy were $59 million in 2025 and $79 million in 2024, of which $3 million in 2025 and $(1) million in 2024 was attributable to us.

Pension funding contributions across all four of Xcel Energy’s pension plans, both voluntary and required, for 2023–2026:

•	$75 million in January 2026, of which $2 million was attributable to us;

•	$125 million in 2025, of which $3 million was attributable to us;

•	$100 million in 2024, of which $3 million was attributable to us; and

•	$50 million in 2023, of which none was attributable to us.

Future amounts may change based on actual market performance, changes in interest rates and any changes in governmental regulations. Therefore, additional contributions could be required in the future.

Xcel Energy contributed $13 million in 2025 and $11 million during 2024, and 2023, respectively, to the postretirement health care plans, of which the amounts attributable to us were immaterial. Xcel Energy expects to contribute approximately $8 million during 2026, of which amounts attributable to us will be immaterial.

Xcel Energy recovers employee benefits costs in its utility operations consistent with accounting guidance with the exception of the areas noted below:

•

Regulatory Commissions in Texas, New Mexico and Federal Energy Regulatory Commission (“FERC”) jurisdictions allow the recovery of other postretirement benefit costs only to the extent that recognized expense is matched by cash contributions to an irrevocable trust. Xcel Energy has consistently funded at a level to allow full recovery of costs in these jurisdictions.

•

We recognize pension expense in all regulatory jurisdictions based on generally accepted accounting principles. The Texas electric retail jurisdiction records the difference between annual recognized pension expense and the annual amount of pension expense approved in their last respective general rate case as a deferral to a regulatory asset.

We continually make judgments and estimates related to these critical accounting policy areas, based on an evaluation of the varying assumptions and uncertainties for each area. The information and assumptions underlying many of these judgments and estimates will be affected by events beyond our control, or otherwise change over time. This may require adjustments to recorded results to better reflect the events and updated information that becomes available. The financial statements contained in our Annual Report on Form  10-K for the year ended December  31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 reflect management’s best estimates and judgments of the impact of these factors as of December 31, 2025 and March 31, 2026, respectively.

These policies are further discussed in the “Notes to Financial Statements” in our Annual Report on Form  10-K for the year ended December  31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(Unaudited)
	(Millions of Dollars)
Net cash provided by operating activities	$119	$29	$699	$886

Net cash provided by operating activities increased by $90 million for the three months ended March 31, 2026 compared with the three months ended March 31, 2025. The increase was primarily due to timing of insurance reimbursements from the Smokehouse Creek wildfire claims and an increase in operating income.

Net cash provided by operating activities decreased by $187 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The decrease was primarily due to a reduction in cash received for PTCs and accounts receivable, in addition to timing of net insurance reimbursement/settlement payment activity from the Smokehouse Creek wildfire claims process.

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(Unaudited)
	(Millions of Dollars)
Net cash used in investing activities	$(360)	$(280)	$(1,524)	$(1,015)

Net cash used in investing activities increased by $80 million for the three months ended March 31, 2026 compared with the three months ended March 31, 2025. The increase was primarily due to continued system investment.

Net cash used in investing activities increased by $509 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase was primarily due to continued system investment.

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
	(Unaudited)
	(Millions of Dollars)
Net cash provided by financing activities	$244	$240	$820	$140

Net cash provided by financing activities increased by $4 million for the three months ended March 31, 2026 compared with the three months ended March 31, 2025. The increase was primarily due to higher capital contributions from parent, partially offset by higher net repayments of short-term borrowings and repayments under the utility money pool arrangement.

Net cash provided by financing activities increased by $680 million for the year ended December 31, 2025 compared with the year ended December 31, 2024. The increase was primarily due to a reduction in long-term debt repayments and an increase in capital contributions from parent.

Capital Requirements

Capital Expenditures. The estimated cost, as of December 31, 2025, of our capital expenditure program was approximately $3.05 billion in 2026, approximately $5.12 billion in 2027, approximately $5.35 billion in 2028, approximately $3.24 billion in 2029 and approximately $2.77 billion in 2030.

Our capital expenditure programs are subject to continuous review and modification. Actual capital expenditures may vary from estimates due to changes in electric projected load growth, regulatory decisions, legislative initiatives, reserve margin requirements, the availability of purchased power, alternative plans for meeting long-term energy needs, compliance with environmental requirements, renewable portfolio standards and merger, acquisition and divestiture opportunities.

Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commitments that will need to be funded in the future, in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2025.

		Payments Due by Period (as of December 31, 2025)
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
	(Millions of Dollars)
Long-term debt, principal and interest payments	$ 7,897	$ 188	$ 376	$ 376	$ 6,957
Operating leases (1)	401	49	99	100	153
Unconditional purchase obligations (2)	1,365	228	311	171	655
Other long-term obligations, including current portion	7	5	2	—	—
Payments to vendors in process	48	48	—	—	—
Short-term debt	220	220	—	—	—

Total contractual cash obligations	$ 9,938	$ 738	$ 788	$ 647	$ 7,765

(1)

Included in operating lease payments are $46 million, $92 million, $92 million, and $128 million for the less than 1 year, 1-3 years, 3-5 years, and after 5 years categories, respectively, pertaining to purchase power agreements that were accounted for as operating leases.

(2)

We have contracts providing for the purchase and delivery of a significant portion of our current fuel requirements. We have entered into non-lease purchase power agreements. Certain contractual purchase obligations are adjusted on indices. Effects of price changes are mitigated through cost of energy adjustment mechanisms.

Dividend Policy

Historically, we have paid quarterly dividends to Xcel Energy. In fiscal years 2025, 2024, and 2023, we paid dividends to Xcel Energy of $369 million, $427 million and $309 million, respectively. The amount of dividends that we can pay to Xcel Energy is limited to some extent by the equity-to-total capitalization ratio imposed by our state regulatory commissions, which require an equity-to-total capitalization ratio (excluding short-term debt) between 45.0% and 55.0%. In addition, we may not pay a dividend that would cause us to lose our investment grade bond rating. The payment of dividends is also subject to the FERC’s jurisdiction under the Federal Power Act, which prohibits the payment of dividends out of capital accounts; payment of dividends is allowed out of retained earnings only.

Capital Sources

We expect to meet future financing requirements by periodically issuing long-term debt and short-term debt and by receiving equity contributions from Xcel Energy to maintain desired capitalization ratios. To the extent Xcel Energy experiences constraints on available capital sources, it may limit its equity contributions to us.

We have a $600 million revolving credit facility that matures in December 2029. In order to use our commercial paper program to fulfill short-term funding needs, we must have a revolving credit facility in place equal to or greater than the amount of our commercial paper borrowing limit and cannot issue commercial paper in an aggregate amount exceeding available capacity under the credit facility. The credit facility provides short-term financing in the form of notes payable to banks, letters of credit and back-up support for commercial paper borrowings. After considering outstanding commercial paper and letters of credit, as of March 31, 2026, we had $545 million available under our revolving credit facility.

Short-Term Funding Sources

Historically, we have used a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper, utility money pool borrowings and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility capital expenditures and working capital as discussed above under the caption “—Capital Requirements.”

Operating cash flow as a source of short-term funding is affected by such operating factors as weather; regulatory requirements, including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices; and supply and operational uncertainties, all of which are difficult to predict.

Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on our financial performance and existing debt levels. If our current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by our current operating performance, our access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review our and Xcel Energy’s operations on an ongoing basis.

Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under the caption “Risk Factors,” our credit ratings could be lowered or withdrawn in the future.

As of March 31, 2026, we had cash and cash equivalents of approximately $12 million.

SUPPLEMENTAL DESCRIPTION OF THE FIRST MORTGAGE BONDS

Please read the following information concerning the first mortgage bonds offered by this prospectus supplement in conjunction with the statements under the caption “Description of the First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the mortgage indenture, as supplemented by the supplemental indenture dated as of June 15, 2026 relating to the first mortgage bonds offered by this prospectus supplement. The mortgage indenture, as supplemented, is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the first mortgage bonds are being offered and sold. As of March 31, 2026, there were 10 series of first mortgage bonds outstanding under the mortgage indenture in an aggregate principal amount of $3.75 billion.

General

We will offer $650,000,000 principal amount of 5.300% First Mortgage Bonds, Series No. 13 due 2036, as a series of first mortgage bonds under the mortgage indenture, as supplemented. The entire principal amount of the 2036 First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2036.

We will offer $550,000,000 principal amount of 5.875% First Mortgage Bonds, Series No. 14 due 2056, as a series of first mortgage bonds under the mortgage indenture, as supplemented. The entire principal amount of the 2056 First Mortgage Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 15, 2056.

Except as described in the accompanying prospectus, the aggregate principal amount of first mortgage bonds that we can issue under the mortgage indenture is unlimited. See “Description of the First Mortgage Bonds—Issuance of Additional Mortgage Securities” in the accompanying prospectus for a discussion of the limitations on the aggregate principal amount of mortgage securities that we may issue that are based upon property additions and retired mortgage securities and the amount of our adjusted net earnings. As of March 31, 2026, the approximate amount of property additions and the amount of retired mortgage securities available for use as the basis for the issuance of first mortgage bonds were $7.9 billion and $600 million, respectively. No retired mortgage securities were used as the basis for the issuance of the first mortgage bonds.

Interest Payments

The 2036 First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement, payable semi–annually on February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon), to the person in whose name the 2036 First Mortgage Bonds is registered at the close of business on February 1 or August 1 immediately preceding such February 15 and August 15.

The 2056 First Mortgage Bonds will bear interest at the annual rate set forth on the cover page of this prospectus supplement, payable semi–annually on February 15 and August 15 of each year, beginning on February 15, 2027 (long first coupon), to the person in whose name the 2056 First Mortgage Bonds is registered at the close of business on February 1 or August 1 immediately preceding such February 15 and August 15.

Interest at maturity will be paid to the person to whom principal is paid. So long as the first mortgage bonds are in book-entry only form, we will wire any payments of principal, interest and premium through the office of the mortgage trustee to the person in whose name such bond is registered on the record date, and the mortgagee trustee will then forward such payments to The Depository Trust Company, or “DTC,” as depository, or its nominee. See “Book-Entry System” in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners of the first mortgage bonds. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months based on the actual number of days elapsed. In the event that any date on which interest or principal is payable on the first mortgage bonds is not a business day, then payment of the interest or principal payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or Sunday, that is not a day on which the offices of the mortgage trustee in The City of New York, New York are generally authorized or required by law or executive order to remain closed.

Reopening of Series

We may, from time to time, without the consent of the holders of the applicable series of first mortgage bonds offered by this prospectus supplement, reopen either or both series of the first mortgage bonds and issue additional first mortgage bonds of the applicable series with the same terms (except for the initial interest payment date, the price to public and the issue date) as the applicable first mortgage bonds offered by this prospectus supplement. Any such additional first mortgage bonds, together with the first mortgage bonds of the applicable series offered hereby, will constitute a single series under the mortgage indenture and will have the same CUSIP provided they are fungible for U.S. federal income tax purposes.

Optional Redemption

We may redeem, in whole or in part, one series of the first mortgage bonds offered hereby without redeeming the other series.

Prior to February 15, 2036 (six months prior to the maturity date of the 2036 First Mortgage Bonds) (the “2036 Par Call Date”), we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2036 First Mortgage Bonds matured on the 2036 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) applicable to the 2036 First Mortgage Bonds plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2036 Par Call Date, we may redeem the 2036 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Prior to February 15, 2056 (six months prior to the maturity date of the 2056 First Mortgage Bonds) (the “2056 Par Call Date”), we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2056 First Mortgage Bonds matured on the 2056 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate (as defined below) applicable to the 2056 First Mortgage Bonds plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2056 First Mortgage Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2056 Par Call Date, we may redeem the 2056 First Mortgage Bonds at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2056 First Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury rate” means, with respect to any redemption date for the 2036 First Mortgage Bonds or the 2056 First Mortgage Bonds, as applicable, the yield determined by us in accordance with the following two paragraphs.

The treasury rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the treasury rate, we shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2036 Par Call Date or the 2056 Par Call Date, as applicable (the “remaining life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable remaining life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than such remaining life—and shall interpolate to the 2036 Par Call Date or the 2056 Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable remaining life, the yield for the single Treasury constant maturity on H.15 closest to such remaining life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the treasury rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2036 Par Call Date or the 2056 Par Call Date, as applicable. If there is no United States Treasury security maturing on the 2036 Par Call Date or the 2056 Par Call Date, as applicable, but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the 2036 Par Call Date or the 2056 Par Call Date, as applicable, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the treasury rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

The mortgage trustee shall have no duty to determine, or verify the calculation of, the redemption price.

To exercise our option to redeem any of the first mortgage bonds pursuant to the foregoing provisions, we will mail a notice of redemption at least 10 days but not more than 60 days prior to the date fixed for redemption to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be DTC, its nominee or a successor depository). If we elect to redeem less than all of the first mortgage bonds, the mortgage trustee will select in a manner as it deems fair and appropriate the particular first mortgage bonds or portions of them to be redeemed, subject to the rules and procedures of DTC.

Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the mortgage trustee or any paying agent(s), on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the first mortgage bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the first mortgage bonds. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the first mortgage bonds or the portions of them so called for redemption will cease to accrue.

Right to Redeem for a Tax Credit Event

If a Tax Credit Event (as defined below) occurs, we may redeem, upon a notice of redemption, the first mortgage bonds of either series, as applicable, in whole, but not in part, at a redemption price equal to 101% of the principal amount of the first mortgage bonds being redeemed in each case, plus accrued and unpaid interest to, but excluding, the redemption date. A notice of redemption of the first mortgage bonds of either series upon the occurrence of a Tax Credit Event (i) may only be sent by the later of (a) the end of the calendar year in which the first mortgage bonds of such series were issued and (b) six months from the date of issuance of the first mortgage bonds of such series and (ii) shall be accompanied by an officer’s certificate stating that a Tax Credit Event has occurred or is occurring.

The consummation of a redemption upon a Tax Credit Event may be subject to the mortgage trustee’s receipt of the required redemption moneys on or before the redemption date (and in such case no such redemption shall occur unless such moneys have been received by the mortgage trustee on or before such date).

A “Tax Credit Event” occurs with respect to a series of first mortgage bonds if, in our reasonable determination, there exists a material risk, due to the first mortgage bonds (considered together with other debt) having been issued, as part of an original issuance (including first mortgage bonds issued pursuant to a qualified reopening thereof), to one or more “specified foreign entities,” as defined in Section 7701(a)(51)(B) of the Code, that we or any of our affiliates would be unable to utilize or otherwise ineligible to claim any tax credits otherwise allowed under Section 38 of the Code.

Any notice of redemption regarding the occurrence of a Tax Credit Event will be mailed to the holders of the first mortgage bonds to be redeemed (which, as long as the first mortgage bonds are held in the book-entry only system, will be DTC, its nominee or a successor depository). On and after the date of such redemption (unless we default in the payment of the redemption price and interest accrued thereon, if any, to such date), interest on the first mortgage bonds so called for redemption will cease to accrue.

Sinking Fund

Neither series of the first mortgage bonds will provide for any sinking fund.

Form and Denomination

Global Securities and Denominations

Each series of the first mortgage bonds will be issued as one or more global securities in the name of the Depository or a nominee of DTC and will be available only in book-entry form. See “Book-Entry System” in the accompanying prospectus. Each series of the first mortgage bonds will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC, Clearstream and Euroclear

Beneficial interests in a global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global security through either DTC (in the United States) or Clearstream Banking S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe (the “Euroclear Operator”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

For information regarding DTC and DTC’s procedures, see “Book-Entry System” in the accompanying prospectus. We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement and the accompanying prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the mortgage trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments on the first mortgage bonds represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the first mortgage bonds represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the first mortgage bonds held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the first mortgage bonds held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the first mortgage bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the first mortgage bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the first mortgage bonds received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the first mortgage bonds settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the first mortgage bonds by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Events of Default

See “Description of the First Mortgage Bonds—Events of Default” in the accompanying prospectus.

Defeasance

The first mortgage bonds may be defeased as provided under “Description of the First Mortgage Bonds—Defeasance” in the accompanying prospectus.

Same-Day Settlement and Payment

The underwriters will pay us and settle for the first mortgage bonds in immediately available funds. We will make all payments of principal and interest in immediately available funds.

We expect that the first mortgage bonds will trade in DTC’s same-day funds settlement system until maturity or until the first mortgage bonds are issued in certificated form, and secondary market trading activity in the first mortgage bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the first mortgage bonds.

Concerning the Mortgage Trustee

We and our affiliates conduct banking transactions with the mortgage trustee and its affiliates in the normal course of business and may use the mortgage trustee or its affiliates as trustee for various debt issues.

Governing Law

The mortgage indenture is, and the first mortgage bonds will be, governed by and construed in accordance with the laws of the State of New York except to the extent the Trust Indenture Act is applicable and except to the extent the law of any jurisdiction where property subject to the mortgage indenture is located mandatorily governs the attachment, perfection, priority or enforcement of the lien of the mortgage indenture with respect to that property.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relevant to the purchase, beneficial ownership and disposition of the first mortgage bonds offered by this prospectus supplement. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below. We have not sought and will not seek a ruling from the IRS with respect to the matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular investor’s circumstances (such as the effects on a person required for tax purposes to conform the timing of income accruals to its financial statements under section 451(b) of the Code), and does not discuss any aspect of U.S. federal tax law other than income tax law or any state, local or non-U.S. tax consequences of the purchase, beneficial ownership and disposition of the first mortgage bonds. This summary addresses only first mortgage bonds purchased for cash pursuant to this offering at the “issue price” for such series of first mortgage bonds (i.e., the first price at which a substantial amount of such series of first mortgage bonds is sold to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and held as capital assets and does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	traders in securities electing mark-to-market treatment or securities dealers or brokers;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	retirement plans;

•

persons holding our first mortgage bonds as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	entities or arrangements treated as partnerships or other pass-through entities and investors therein;

•	persons required to pay the alternative minimum tax;

•	certain former citizens or former residents of the United States;

•	persons deemed to sell the first mortgage bonds under the constructive sale provisions of the Code;

•	“passive foreign investment companies” or “controlled foreign corporations” each within the meaning of the Code; or

•	“U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of either series of the first mortgage bonds that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a United States person. An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the current calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

A “Non-U.S. Holder” is any beneficial owner of either series of the first mortgage bonds that is neither a U.S. Holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds first mortgage bonds, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partnership holding first mortgage bonds, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the first mortgage bonds by the partnership.

This discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the first mortgage bonds is not intended to be, nor should it be construed to be, legal or tax advice to any particular person. Accordingly, all prospective investors are urged to consult their tax advisors with respect to the U.S. federal, state and local and non-U.S. tax consequences relating to the purchase, ownership and disposition of the first mortgage bonds based on their particular circumstances, including the effects of any tax treaties and the potential effects of any changes in law.

Certain Redemptions

In certain circumstances, we may choose to pay amounts with respect to the first mortgage bonds in redemption of the first mortgage bonds prior to their stated maturity (see “Supplemental Description of the First Mortgage Bonds—Optional Redemption” and “—Right to Redeem for a Tax Credit Event”). The amount or timing of such payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under the Treasury regulations, the possibility that such a payment will be made will not affect the amount, timing or character of income recognized by a holder with respect to the first mortgage bonds if, as of the date the first mortgage bonds were issued, there is only a remote chance that such a payment will be made, the amount or timing of such payment is incidental, or certain other exceptions apply. Also, under the Treasury regulations, if the first mortgage bonds provide for alternative payment schedules applicable upon the occurrence of a contingency, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date, and if one of such schedules is significantly more likely than not to apply, the yield and maturity of the first mortgage bonds are determined by assuming that the payments will be made according to that payment schedule. We intend to take the position that the contingencies associated with such payments on the first mortgage bonds should not cause the first mortgage bonds to be subject to the contingent payment debt instrument rules. Our determination is binding on you unless you disclose your contrary position in the manner required by the Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, you might be required to accrue interest income at a higher rate than the stated interest rate on the first mortgage bonds, and to treat as ordinary income any gain realized on the taxable disposition of a first mortgage bond. The remainder of this discussion assumes that the first mortgage bonds will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the potential application to the first mortgage bonds of the contingent payment debt instrument rules and the consequences thereof.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. It is expected, and this discussion assumes, that the first mortgage bonds will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes. Therefore, interest on first mortgage bonds generally will be taxable to a U.S. Holder as ordinary income from U.S. sources at the time that such interest is paid or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Redemption, Retirement or Other Taxable Disposition of First Mortgage Bonds. Upon the sale, redemption, retirement or other taxable disposition of first mortgage bonds, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, redemption, retirement or other taxable disposition (other than amounts representing accrued and unpaid qualified stated interest which will be taxable as ordinary interest income to the extent not previously included in gross income), and the U.S. Holder’s adjusted tax basis in such first mortgage bonds. In general, the U.S. Holder’s adjusted tax basis in such first mortgage bonds will equal the U.S. Holder’s initial purchase price, reduced by any cash payments previously received in respect of such first mortgage bonds (other than qualified stated interest payments). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, redemption, retirement or other taxable disposition such first mortgage bonds have been held for more than one year. Certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income from the first mortgage bonds and net gain from the disposition of the first mortgage bonds, unless such interest income and net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains from the first mortgage bonds.

U.S. Federal Income Taxation of Non-U.S. Holders

Subject to the discussion below concerning backup withholding and FATCA:

Payments of Interest. Payments of interest on the first mortgage bonds by us or our paying agent to any Non-U.S. Holder generally will be exempt from U.S. federal income tax and the 30% U.S. federal withholding tax (or lower applicable treaty rate), provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or, if a tax treaty applies, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); and

•	the certification requirement has been fulfilled with respect to the beneficial owner, as discussed below.

The certification requirement referred to above will be fulfilled if (i) the beneficial owner of the first mortgage bonds certifies on a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, under penalties of perjury, that such beneficial owner is not a U.S. person, provides its name and address and certifies the other relevant factual information supporting its exemption, and (ii) the beneficial owner provides IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form to the paying agent, or in the case of first mortgage bonds held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution provides the paying agent with a statement that it has received the IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, from the beneficial owner and furnishes the paying agent with a copy. Prospective investors should consult their tax advisors regarding possible additional reporting requirements.

If a Non-U.S. Holder does not satisfy the foregoing requirements, such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless it provides either (i) a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from, or a reduction of, withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI, or applicable successor form, certifying that interest paid on the first mortgage bonds is not subject to withholding tax because the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as described below under “—Effectively Connected Income”).

Sale, Retirement, or Other Taxable Disposition of First Mortgage Bonds. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, redemption, retirement or other taxable disposition of the first mortgage bonds, unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States).

If a Non-U.S. Holder is described in the first bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain from such disposition, which may be offset by certain capital losses allocable to United States sources, except as otherwise specified by an applicable income tax treaty.

If a Non-U.S. Holder is described in the second bullet above, such Non-U.S. Holder generally will be subject to tax as described below under “—Effectively Connected Income.”

To the extent the amount realized on a sale, redemption, retirement or other taxable disposition of the first mortgage bonds is attributable to accrued but unpaid interest on the first mortgage bonds, this amount generally will be treated in the same manner as described in “—Payments of Interest” above.

Effectively Connected Income. If a Non-U.S. Holder of first mortgage bonds is engaged in the conduct of a trade or business in the United States, and interest on the first mortgage bonds, or gain realized on its sale, redemption, retirement or other taxable disposition of the first mortgage bonds, is effectively connected with the conduct of such trade or business (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs if the Non-U.S. Holder satisfies certain certification requirements by providing the paying agent a properly executed IRS Form W-8ECI, or applicable successor form, will be subject to U.S. federal income tax on its effectively connected income, generally in the same manner as a U.S. Holder (but without regard to the Medicare tax described above). See “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders” above. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable tax treaty) on its effectively connected earnings and profits, subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders. In general, a U.S. Holder (other than an exempt recipient) will be subject to information reporting requirements with respect to payments of principal and interest in respect of, and the proceeds from a sale, redemption, retirement or other disposition before maturity of, the first mortgage bonds. In addition, a U.S. Holder may be subject to backup withholding on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the paying agent (generally on a properly completed and executed IRS Form W-9); (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) otherwise fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders. In general, we or our paying agent must report to the IRS and to a Non-U.S. Holder the amount of interest on the first mortgage bonds paid to the Non-U.S. Holder and the amount of U.S. federal withholding tax, if any, deducted from those payments. Copies of the information returns reporting such interest payments and any associated U.S. federal withholding tax also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make on the first mortgage bonds provided that we or our paying agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, and we or our paying agent has received from the Non-U.S. Holder an appropriate certification establishing non-U.S. status or other exemption from backup withholding (i.e., the applicable IRS Form W-8BEN, W-8BEN-E, W-8ECI, other IRS Form W-8 or successor form). Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale of first mortgage bonds that is effected within the United States or effected outside the United States through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder certifies under penalty of perjury as to its non-U.S. status, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis. Non-U.S. Holders of first mortgage bonds should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.- source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (which includes interest payments on the first mortgage bonds). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States pursuant to FATCA may be subject to different rules with respect to information reporting and related requirements.

We will not pay any additional amounts in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, prospective investors should consult their tax advisors as to the U.S. federal, state and local and non-U.S. tax consequences to them of purchasing, holding or disposing of first mortgage bonds, any tax treaties and any changes or proposed changes in applicable law.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom BMO Capital Markets Corp., BofA Securities, Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives (the “Representatives”), and each of the underwriters has severally, and not jointly, agreed to purchase, the respective principal amounts of first mortgage bonds set forth opposite its name below:

Underwriters	Principal Amount of 2036 First Mortgage Bonds	Principal Amount of 2056 First Mortgage Bonds
BMO Capital Markets Corp.	$128,700,000	$108,900,000
BofA Securities, Inc.	128,700,000	108,900,000
Morgan Stanley & Co. LLC	128,700,000	108,900,000
RBC Capital Markets, LLC	128,700,000	108,900,000
Wells Fargo Securities, LLC	128,700,000	108,900,000
Independence Point Securities LLC	6,500,0000	5,500,000

Total	$650,000,000	$550,000,000

The underwriters have agreed to purchase all of the first mortgage bonds sold under the underwriting agreement if any of the first mortgage bonds are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the first mortgage bonds offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer each series of the first mortgage bonds offered by this prospectus supplement to the public at the price to the public set forth on the cover of this prospectus supplement for the applicable series of the first mortgage bonds and may offer the first mortgage bonds to certain securities dealers at such price less a concession not in excess of 0.400% of the principal amount of the 2036 First Mortgage Bonds and 0.525% of the principal amount of the 2056 First Mortgage Bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the 2036 First Mortgage Bonds and 0.350% of the principal amount of the 2056 First Mortgage Bonds on sales to certain other brokers and dealers. After the initial offering of the first mortgage bonds, the underwriters may change the prices to the public and the other selling terms. The offering of the first mortgage bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of first mortgage bonds (expressed as a percentage of the principal amount of the first mortgage bonds):

	Per first mortgage bond	Total
2036 First Mortgage Bonds	0.650%	$4,225,000
2056 First Mortgage Bonds	0.875%	$4,812,500
Total		$9,037,500

We estimate that our total expenses of this offering, excluding the respective underwriting discounts, will be approximately $5.5 million.

Each series of the first mortgage bonds is a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the first mortgage bonds from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for either or both series of the first mortgage bonds at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the first mortgage bonds or that an active market for the first mortgage bonds will develop. We do not intend to apply for listing of either series of the first mortgage bonds on any securities exchange or seek their quotation on any automated quotation system.

In connection with the offering of the first mortgage bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of either or both series of the first mortgage bonds. Specifically, the underwriters may sell a greater number of first mortgage bonds than they are required to purchase in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, first mortgage bonds in the open market to cover syndicate short positions or to stabilize the price of the first mortgage bonds. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the first mortgage bonds in the offering of the first mortgage bonds, if the syndicate repurchases previously distributed first mortgage bonds in syndicate covering transactions, stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the first mortgage bonds above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the prices of the first mortgage bonds. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased first mortgage bonds sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

It is expected that delivery of the first mortgage bonds will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-l under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the first mortgage bonds prior to the first business day before delivery of the first mortgage bonds will be required, by virtue of the fact that the first mortgage bonds will initially settle in T+3, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the first mortgage bonds who wish to trade first mortgage bonds prior to the first business day before the delivery of the first mortgage bonds should consult their own advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, corporate trust, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with us and our affiliates, including acting as lenders under our loan facilities and those of some of our affiliates. They have received or will receive customary fees and commissions for these transactions.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper that we may repay using the aggregate net proceeds from the sale of the first mortgage bonds. See “Use of Proceeds.” In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the aggregate net proceeds of the offering and, in that case, such underwriter would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the first mortgage bonds in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

No action has been or will be taken by us in any jurisdiction other than in the United States that would permit a public offering of the first mortgage bonds or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the first mortgage bonds (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto or thereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the first mortgage bonds in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The first mortgage bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the first mortgage bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the first mortgage bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that the offering of the first mortgage bonds falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (the “FSMA”), and any offer of the first mortgage bonds in the UK is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are only being distributed to, and must not be passed on to, the general public in the UK. In the UK, such documents are only directed at, persons who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom they may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the UK. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the UK who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that:

(a)

   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the first mortgage bonds which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the first mortgage bonds in, from or otherwise involving the UK.

Canada

The first mortgage bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the first mortgage bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Japan

This offering of the first mortgage bonds has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of April 13, 1948, as amended; the “FIEA”). Accordingly, the first mortgage bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of first mortgage bonds may not be circulated or distributed, nor may the first mortgage bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275, of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the first mortgage bonds are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the first mortgage bonds pursuant to an offer made under Section 275 of the SFA except:

(1)

to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA;

(2)

(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(c)(ii) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law; or

(5)	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification — Solely for the purposes of our obligations pursuant to section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the first mortgage bonds are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the first mortgage bonds. The first mortgage bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the first mortgage bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the first mortgage bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The first mortgage bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be offered, issued or sold within Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, distribute or otherwise intermediate the offering of the first mortgage bonds in Taiwan.

United Arab Emirates

The first mortgage bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL OPINIONS

Legal opinions relating to the first mortgage bonds offered by this prospectus supplement will be rendered by Snell & Wilmer L.L.P., Albuquerque, New Mexico, Graves, Dougherty, Hearon & Moody, P.C., Austin, Texas, and Faegre Drinker Biddle & Reath LLP, counsel for our company. Certain legal matters relating to the first mortgage bonds will be passed upon by Hunton Andrews Kurth LLP, New York, New York, for the underwriters.

PROSPECTUS

SOUTHWESTERN PUBLIC SERVICE COMPANY

790 South Buchanan Street

Amarillo, Texas 79101

(303) 571-7511

FIRST MORTGAGE BONDS

SENIOR UNSECURED DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, together or separately, any combination of the securities listed above and described in this prospectus. We may offer and sell these securities to or through one or more underwriters, dealers and/or agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes the general terms that may apply to the securities and the manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

You should carefully consider the information set forth in “Risk Factors” on page 1, the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission (the “SEC”) before making any decision to invest in any of the securities described in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2024

ABOUT THIS PROSPECTUS

This document is called a “prospectus” and it provides you with a description of the general terms of the securities we may offer and the manner in which such securities may be offered. Each time we sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in the prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the caption “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with the prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: first mortgage bonds and senior unsecured debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules can be read at the SEC’s website at www.sec.gov.

The distribution of this prospectus and the applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and the applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and the applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offering or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

This prospectus, the applicable prospectus supplement and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus and applicable prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” and “the Company,” or similar terms, refer to Southwestern Public Service Company.

i

WHERE YOU CAN FIND MORE INFORMATION

We are a wholly owned subsidiary of Xcel Energy Inc. (“Xcel Energy”), and Xcel Energy’s website address is www.xcelenergy.com. We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. Information on, or accessible through, the SEC’s website or Xcel Energy’s website is not part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until we sell all of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

•	Our Annual Report on Form 10-K for the year ended December 31, 2023.

•	Our Current Reports on Form 8-K filed on February 29, 2024 and April 11, 2024.

We will provide, without charge, to each person, including any beneficial owner of our securities to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request these documents from:

Attn: Corporate Secretary

Southwestern Public Service Company

c/o Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

(612) 330-5500

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OUR COMPANY

We were incorporated in 1921 under the laws of the State of New Mexico. We are a utility engaged primarily in the generation, purchase, transmission, distribution and sale of electricity in portions of Texas and New Mexico. At December 31, 2023, we provided electric utility service to approximately 0.4 million retail customers in Texas and New Mexico.

Our principal executive offices are located at 790 South Buchanan Street, Amarillo, Texas 79101 and our telephone number is (303) 571-7511.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus or any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including meeting our working capital requirements, funding capital expenditures and acquisitions, repaying short-term debt and refunding long-term debt at maturity or otherwise. Until the net proceeds from the sale of the offered securities have been used, we may invest them temporarily in interest-bearing obligations.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The description below contains summaries of selected provisions of the mortgage indenture, including supplemental indentures, under which the first mortgage bonds (“first mortgage bonds,” “mortgage securities,” or “mortgage bonds”) will be issued. These summaries are not complete. The mortgage indenture and the form of supplemental indenture, including the form of first mortgage bond, applicable to the first mortgage bonds have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the mortgage indenture so that you can easily locate these provisions. Certain terms used but not defined in the following summary have the meaning specified in the mortgage indenture.

We are not required to issue future issues of indebtedness under the mortgage indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (the “Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the first mortgage bonds from time to time in one or more series under the Indenture dated as of August 1, 2011, as supplemented from time to time by supplemental indentures relating to the first mortgage bonds being offered by this prospectus (collectively, the “mortgage indenture”) between us and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “mortgage trustee”). The mortgage indenture will govern the first mortgage bonds offered by this prospectus.

The amount of mortgage securities that we may issue under the mortgage indenture is unlimited. The mortgage securities may be issued in series up to the aggregate principal amount that may be authorized by us from time to time. Although the mortgage indenture does not limit the amount of mortgage securities that we may issue under it, we may only issue mortgage securities under the mortgage indenture on the basis of property additions, retired mortgage securities or cash (as discussed below). See “—Issuance of Additional Mortgage Securities” for more information about the limitations on the issuance of mortgage securities.

The holders of outstanding first mortgage bonds do not, and, unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, the holders of any first mortgage bonds offered by this prospectus will not, have the right to require us to repurchase the first mortgage bonds if we become involved in a highly leveraged or change of control transaction. The mortgage indenture does not have any provision that is designed specifically in response to highly leveraged or change of control transactions. However, holders of first mortgage bonds would have the security afforded as described below under the caption “—Security.”

When we offer to sell a particular series of first mortgage bonds, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of that series;

•	any limit on the aggregate principal amount of that series;

•	the currency or composite currency and denomination of that series;

•

the price or prices (or method for determining price or prices) at which that series will be issued and, if an index formula or other method is used, the method for determining amounts of principal and interest;

•	the date of maturity of that series and the right, if any, to extend the maturity of that series, and the duration of any such extension;

•

the dates (or method of determining such dates) when principal and interest are payable, and the record dates for the payment of interest and the right, if any, to extend the interest payment periods and the duration of any such extension;

•	the rate or rates (which may be fixed or variable) at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which the interest will accrue;

•	the manner of paying principal or interest;

•	the place or places where principal and interest will be payable;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	whether the first mortgage bonds of that series are to be issuable as registered first mortgage bonds, bearer first mortgage bonds, or both;

•

whether the first mortgage bonds of that series are to be represented in whole or in part by a first mortgage bond in global form and, if so, the identity of the depository for any global first mortgage bond;

•

if the first mortgage bonds of that series provide that payments of principal or interest may be made in a currency other than that in which first mortgage bonds are denominated, the manner for determining those payments;

•	the denominations in which we will issue that series, if other than $1,000 and multiples of $1,000 in excess thereof;

•

the portion of principal payable upon acceleration of a first mortgage bond of that series where the amount of principal due upon acceleration is less than the stated principal amount, or a “discounted security”;

•	whether and upon what terms first mortgage bonds of that series may be defeased;

•	any events of default or restrictive covenants in addition to or in lieu of those set forth in the mortgage indenture; and

•

any other terms or provisions of that series of first mortgage bonds not inconsistent with the provisions of the mortgage indenture, including any terms that may be required or advisable under U.S. laws or regulations, or advisable in connection with the marketing of the first mortgage bonds.

Unless the applicable prospectus supplement provides otherwise, we may from time to time, without the consent of the holders of a series of first mortgage bonds, reopen that series and issue additional first mortgage bonds with the same terms (except for the initial interest payment date, the price to public and the issue date) as such series of first mortgage bonds.

We expect the first mortgage bonds of any series to be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, DTC as the Depository. See the information under “Book-Entry System” in this prospectus. We will describe any additional or different terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of first mortgage bonds issued in the form of global securities.

First mortgage bonds of any series may be issued as registered first mortgage bonds or bearer first mortgage bonds, as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement relating to a particular series of first mortgage bonds, registered first mortgage bonds will be issued in denominations of $1,000 and integral multiples of $1,000. One or more global first mortgage bonds will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding first mortgage bonds of the series to be represented by such global first mortgage bonds.

Registration of transfer of registered first mortgage bonds may be requested upon surrender of the first mortgage bonds at any of our agencies maintained for the purpose and upon fulfillment of all other requirements of the security registrar.

First mortgage bonds may be issued under the mortgage indenture as discounted first mortgage bonds to be offered and sold at a substantial discount from the principal amount of those first mortgage bonds. Special U.S. federal income tax and other applicable considerations will be described in the prospectus supplement relating to the discounted first mortgage bonds.

If we ever issue bearer first mortgage bonds, the applicable prospectus supplement will describe all of the specific terms and provisions of first mortgage bonds in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to first mortgage bonds in registered form, and will summarize provisions of the mortgage indenture that relate specifically to bearer first mortgage bonds.

Except as otherwise provided herein, when we use the term “holder” in this prospectus with respect to a registered first mortgage bond, we mean the person in whose name such first mortgage bond is registered.

Payment of First Mortgage Bonds; Transfers; Exchanges

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay interest, if any, on each first mortgage bond payable on each interest payment date to the person in whose name the first mortgage bond is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity (whether at stated maturity, upon redemption or otherwise) to the person to whom principal is paid at maturity. If we fail to pay interest on any first mortgage bond when due, we will pay the defaulted interest to the holder of the first mortgage bond as of the close of business on a date selected by the mortgage trustee which is not more than 30 days and not less than 10 days prior to the date we propose for payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the first mortgage bond may be listed, if the mortgage trustee deems the manner of payment practicable. (See Section 307 of the mortgage indenture)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, we will pay the principal of and premium, if any, and interest at maturity upon presentation of the first mortgage bonds at the corporate trust office of the mortgage trustee in New York, New York, as our paying agent. We may change the place of payment on the first mortgage bonds. We may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602 of the mortgage indenture and Article One of the supplemental indenture(s) relating to the first mortgage bonds)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, you may register the transfer of first mortgage bonds, and exchange your first mortgage bonds for other first mortgage bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of the mortgage trustee in New York, New York, as security registrar. We may change the place for registration of transfer and exchange of first mortgage bonds, and we may designate one or more additional places for the registration of transfer and exchange of first mortgage bonds, all at our discretion. (See Sections 305 and 602 of the mortgage indenture)

Unless the prospectus supplement that describes a particular series of first mortgage bonds provides otherwise with respect to that series, no service charge will be made for any transfer or exchange of the first mortgage bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the first mortgage bonds. We are not required to execute or to provide for the registration of transfer or exchange of (1) any first mortgage bonds during a period of 15 days prior to giving any notice of redemption or (2) any first mortgage bonds selected for redemption in whole or in part, except the unredeemed portion of any first mortgage bonds being redeemed in part. (See Section 305 of the mortgage indenture)

Redemption

The prospectus supplement that describes a particular series of first mortgage bonds will set forth any terms for the optional or mandatory redemption of that particular series. Unless the prospectus supplement that describes a particular series of first mortgage bonds provides that such series of first mortgage bonds are redeemable at the option of a holder, the first mortgage bonds will be redeemable only at our option.

Sinking Fund Provisions

While the original mortgage indenture contains provisions for the maintenance of the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as the prospectus supplement may provide, there will be no provisions for any maintenance or sinking funds for the first mortgage bonds.

Security

General. All mortgage securities now or hereafter issued under the mortgage indenture will be secured, equally and ratably, by the lien of the mortgage indenture on substantially all of our properties (other than those excepted from the lien of the mortgage indenture as described below) used or intended to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy and located in the State of Texas or the State of New Mexico, which lien constitutes, subject to specified exceptions, a first mortgage lien on such properties.

Lien of the Mortgage Indenture. The mortgage indenture constitutes a first mortgage lien on the property described in the mortgage indenture as subject to the lien of the mortgage indenture, except any property that has been disposed of or released from the lien of the mortgage indenture in accordance with the terms of the mortgage indenture, subject to no liens prior to the lien of the mortgage indenture other than the permitted liens.

Subject to recordation of appropriate supplements in the proper offices, the mortgage indenture effectively subjects to the lien of the mortgage indenture property used or intended to be used in the electric utility business (other than excepted property) that we acquire after the date of the execution and delivery of the mortgage indenture to the extent, and subject to the qualifications, described below.

The properties subject to the lien of the mortgage indenture, whether currently owned or subsequently acquired, are our properties used or intended to be used in or in connection with the electric utility business (whether or not this is the sole use of the properties). Properties relating exclusively to our gas and steam businesses are not subject to the lien of the mortgage indenture.

The lien of the mortgage indenture is subject to permitted liens, which include:

•	liens for taxes, assessments and other governmental charges

•	which are not delinquent or are being contested in good faith; or

•	which are delinquent and are not being contested in good faith if adequate security for the payment of such taxes, assessments or other governmental charges is given to the mortgage trustee;

•

specified workmen’s, materialmen’s and other similar liens, liens of employees for salaries or wages, and other liens arising in the ordinary course of business for charges which are not delinquent or are being contested in good faith;

•	specified judgment liens and attachments;

•

specified easements, encumbrances, leases, reservations or other rights of others (including governmental entities) in, on, over and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, deficiencies, exceptions and limitations in title to, our property;

•	specified leasehold interests;

•	specified landlords’ and other similar liens;

•	liens to secure, or to serve in lieu of, surety, stay or appeal bonds;

•	specified rights and interests of others that relate to common ownership or joint use of property and liens on the interests of others in the property;

•	specified non-exclusive rights and interests that we retain with respect to property used or to be used in or in connection with both the electric utility business and any other businesses;

•	liens existing on the date the mortgage indenture is executed, and renewals, extensions or replacements thereof;

•	liens on after acquired property existing or placed on such property when acquired by us (including purchase money liens, and renewals, extensions or replacements thereof);

•	liens in connection with the issuance of pollution control revenue bonds; and

•	specified other liens and encumbrances.

(See Granting Clauses and Section 101 of the mortgage indenture)

There are excepted from the lien of the mortgage indenture, among other things:

•	cash, investment property and securities not paid or delivered to, deposited with or held by the mortgage trustee under the mortgage indenture;

•

all accounts, chattel paper, general intangibles, documents, letter-of-credit rights, letters of credit, contracts, leases and other agreements of any kind, contract rights, bills, notes and other instruments, revenues, earnings, accounts receivable, claims, governmental and other licenses, permits, allowances and franchises, intellectual property rights and other intangible property;

•	automobiles, other vehicles, movable equipment, railcars, vessels and aircraft;

•	goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business;

•	materials, supplies and other personal property consumable in the operation of the mortgaged property;

•	fuel, including nuclear fuel, whether or not consumable in the operation of the mortgaged property;

•	furniture and furnishings;

•	computers, machinery and telecommunication and other equipment used exclusively for corporate administrative or clerical purposes;

•	personal property if a security interest in such personal property cannot be perfected under the Uniform Commercial Code;

•

coal, lignite, ore, gas, oil and other minerals and mineral materials and timber, and rights and interests in any such minerals, mineral materials or timber, whether or not the minerals, mineral materials or timber have been mined or extracted or otherwise separated from the land;

•	electric energy and capacity, gas (natural or artificial), steam, water and other products that we generated, produced, manufactured, purchased or otherwise acquired;

•	all property which is the subject of a lease agreement designating us as a lessee;

•	all proceeds of the foregoing;

•	all property not used by us in the electric utility business; and

•	any of our property that is located outside of the States of Texas or New Mexico.

(See “Excepted Property” in Granting Clauses of the mortgage indenture)

Without the consent of the holders, we and the mortgage trustee may enter into supplemental indentures in order to subject to the lien of the mortgage indenture additional property, whether or not used or to be used in or in connection with the electric utility business (including property which would otherwise be excepted from the lien). (See Section 1301 of the mortgage indenture) Such additional property could include property that would otherwise be excepted from the lien of the mortgage indenture, such as equity interests owned by us in an entity engaged in the electric utility business or in activities that are related, ancillary or complimentary to the electric utility business. Any such additional property would then constitute property additions (so long as it would otherwise qualify as “property additions” as described below) and be available as a basis for the issuance of mortgage securities. See “—Issuance of Additional Mortgage Securities.”

As discussed above, the mortgage indenture subjects after-acquired property used or intended to be used in the electric utility business (other than excepted property) in the States of Texas or New Mexico to its lien. These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the mortgaged property as, or substantially as, an entirety. In the event of consolidation or merger or the transfer of the mortgaged property as or substantially as an entirety, the mortgage indenture will not be required to be a lien upon any of the properties then owned or subsequently acquired by the successor corporation except properties acquired from us in or as a result of the consolidation, merger or transfer and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part or parts of such properties. (See Article Twelve of the mortgage indenture and “—Consolidation, Merger, Etc.” below) In addition, after-acquired property may be subject to liens existing or placed on the after-acquired property at the time of acquisition of the property, including, but not limited to, purchase money liens.

The mortgage trustee has a lien, prior to the lien on behalf of the holders of mortgage securities, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (See Section 1007 of the mortgage indenture)

Issuance of Additional Mortgage Securities

General. Except as described below, the aggregate principal amount of mortgage securities that we can issue under the mortgage indenture is unlimited. (See Section 301 of the mortgage indenture) We can issue mortgage securities of any series from time to time on the basis, and in an aggregate principal amount not exceeding the sum, of:

•

70% of the cost or fair value to us (whichever is less) of property additions that do not constitute funded property after specified deductions and additions, primarily including adjustments to offset property retirements. Property additions generally include any property that we own and is subject to the lien of the mortgage indenture except goodwill, going concern value rights or intangible property (other than property additions consisting of any equity interests that we subject to the lien of the mortgage indenture by a supplemental indenture), or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 104 of the mortgage indenture) Funded property is generally property additions that have been:

•	made the basis of the authentication and delivery of mortgage securities, the release of mortgaged property or cash withdrawals; or

•

used as the basis of a credit against, or otherwise in satisfaction of, any sinking, improvement, maintenance, replacement or similar fund, provided that mortgage securities of the series or tranche to which the fund relates remain outstanding;

•

the aggregate principal amount of retired mortgage securities (which consist of mortgage securities no longer outstanding under the mortgage indenture that have not been used for specified other purposes under the mortgage indenture and that have not been paid, redeemed or otherwise retired by the application of funded cash); and

•	an amount of cash deposited with the mortgage trustee.

(See Article Four of the mortgage indenture)

Net Earnings Test. In general, we cannot issue any mortgage securities unless at that time our adjusted net earnings for 12 consecutive months within the preceding 18 months is at least twice the annual interest requirements on the sum of:

•	all mortgage securities at the time outstanding;

•	new mortgage securities then being applied for; and

•	all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the mortgage indenture.

For purposes of calculating our interest requirements, any variable rate debt will be computed based on the rates in effect at the time we make the interest requirements calculation.

Adjusted net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount and expense; any non-recurring charge to income or retained earnings; and any refund of revenues that we previously collected or accrued subject to possible refund. In addition, profits or losses from the sale or other disposition of property (other than property held for the purpose of sale or lease in the ordinary course of business), or non-recurring items of revenue, income or expense, are not included for purposes of calculating adjusted net earnings. (See Sections 103 and 401 of the mortgage indenture)

We do not have to satisfy the net earnings requirement if the additional mortgage securities to be issued will not have a stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to the issuance of mortgage securities issued on the basis of retired mortgage securities as described above.

For mortgage securities of a series subject to a periodic offering (such as a medium-term note program), the mortgage trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the mortgage securities of the series. (See Article Four of the mortgage indenture)

Release of Property

Unless an event of default under the mortgage indenture has occurred and is continuing, we may obtain the release from the lien of the mortgage indenture of any funded property, except for cash held by the mortgage trustee, by delivering to the mortgage trustee cash equal to the cost of the property to be released (or, if less, the fair value to us of the property at the time it became funded property) less the aggregate of:

•	the aggregate principal amount of obligations delivered to the mortgage trustee that are secured by purchase money liens upon the property to be released;

•

the cost or fair value to us (whichever is less) of certified property additions not constituting funded property after specified deductions and additions, primarily including adjustments to offset property retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•

an amount equal to 10/7ths of the principal amount of mortgage securities we would be entitled to issue on the basis of retired securities (with our right to issue a corresponding principal amount of mortgage securities being waived);

•	an amount equal to 10/7ths of the principal amount of outstanding mortgage securities delivered to the mortgage trustee (with the mortgage securities to be cancelled by the mortgage trustee);

•

an amount of cash and/or the aggregate principal amount of obligations secured by purchase money liens upon the property to be released, which in either case is evidenced to the mortgage trustee by a certificate of the trustee or other holder of a lien prior to the lien of the mortgage indenture to have been received by the trustee or other holder in consideration for the release of the property or any part of the property from the lien, subject in either case to specified limitations on the aggregate credit which may be used; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

Property that is not funded property may generally be released from the lien of the mortgage indenture without depositing any cash or property with the mortgage trustee as long as:

•

the aggregate amount of cost or fair value to us (whichever is less) of all property additions that do not constitute funded property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is not less than zero; or

•

the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

The mortgage indenture provides simplified procedures for the release of minor properties and property taken by eminent domain. Also, under the mortgage indenture, we can dispose of obsolete property and grant or surrender specified rights without any release or consent by the mortgage trustee.

If we continue to own any property released from the lien of the mortgage indenture, the mortgage indenture will not become a lien on any improvement, extension, renewal, replacement or substitution of or for any part or parts of such property. (See Article Seven of the mortgage indenture)

Withdrawal of Cash

Unless an event of default under the mortgage indenture has occurred and is continuing and subject to specified limitations, cash held by the mortgage trustee may:

•	be withdrawn by us:

•

to the extent of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after specified deductions and additions, primarily including adjustments to offset retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•

in an amount equal to 10/7ths of the aggregate principal amount of mortgage securities that we would be entitled to issue on the basis of retired securities (with the entitlement to the issuance being waived); or

•	in an amount equal to 10/7ths of the aggregate principal amount of any outstanding mortgage securities delivered to the mortgage trustee; or

•	upon our request, be applied to:

•	the purchase of mortgage securities (at prices not exceeding 10/7ths of the principal amount of the purchased mortgage securities); or

•

the payment at stated maturity of any mortgage securities (or provision for the satisfaction and discharge of any mortgage securities) or the redemption (or similar provision for redemption) of any mortgage securities that are redeemable (with any mortgage securities received by the mortgage trustee pursuant to these provisions being canceled by the mortgage trustee); (see Section 706 of the mortgage indenture)

provided, however, that we may withdraw cash deposited with the mortgage trustee as the basis for the authentication and delivery of mortgage securities, only in an amount equal to the aggregate principal amount of mortgage securities we would be entitled to issue on any basis (with the entitlement to the issuance being waived by operation of the withdrawal), or we may, at our request, apply this cash to the purchase, redemption or payment of mortgage securities at prices not exceeding, in the aggregate, the principal amount of the mortgage securities. (See Section 404 of the mortgage indenture)

Subordination to Certain Purchase Money Liens

The mortgage trustee will at our request subordinate the lien of the mortgage indenture to any lien on after acquired property, existing or placed on such property when acquired by us, including any purchase money lien, so long as such lien does not encumber funded property and certain other conditions are satisfied. (See Section 710(a) of the mortgage indenture)

In addition, if any property is subject to such a lien and the instruments or agreements evidencing or governing such lien or the obligations secured thereby prohibit the grant of other liens in such property without the consent of the holder of such obligations, then such property shall be excepted property, not subject to the lien of the mortgage indenture until such consent has been obtained or such instrument or agreement has terminated. (See Section 710(b) of the mortgage indenture)

Consolidation, Merger, Etc.

We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

•

the transaction is on terms that will fully preserve in all material respects the lien and security of the mortgage indenture and the rights and powers of the mortgage trustee and the holders of the mortgage securities;

•

the corporation formed by any consolidation or into which we are merged or the person that acquires by conveyance or other transfer, or that leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and that corporation assumes our obligations under the mortgage indenture; and

•	in the case of a lease, the lease is made expressly subject to termination by us or by the mortgage trustee at any time during the continuance of an event of default.

(See Section 1201 of the mortgage indenture)

Modification of Mortgage Indenture

Without the consent of any holders of mortgage securities, we and the mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence our successor and our successor’s assumption of our covenants in the mortgage indenture and in the mortgage securities;

•

to add one or more of our covenants or other provisions for the benefit of all holders of mortgage securities or for the benefit of the holders of the mortgage securities of one or more specified series, or to surrender any right or power conferred upon us by the mortgage indenture;

•

to correct or amplify the description of any property at any time subject to the lien of the mortgage indenture; to better assure, convey and confirm to the mortgage trustee any property subject or required to be subjected to the lien of the mortgage indenture; or to subject to the lien of the mortgage indenture additional property (including property of others), to specify any additional permitted liens with respect to the additional property and to modify the provisions in the mortgage indenture for dispositions of specified types of property without release in order to specify any additional items with respect to the additional property;

•

to change or eliminate any provision of the mortgage indenture or to add any new provision to the mortgage indenture, provided that if the change, elimination or addition adversely affects the interests of the holders of the mortgage securities of any series or tranche in any material respect, the change, elimination or addition will become effective with respect to the series or tranche only when no mortgage security of that series or tranche remains outstanding under the mortgage indenture;

•	to establish the form or terms of the mortgage securities of any series or tranche as permitted by the mortgage indenture;

•

to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of bearer securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders, and for any and all other incidental matters;

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;

•	to establish procedures necessary to permit us to use a non-certificated system of registration for all, or any series or tranche of, the mortgage securities;

•	to change any place or places for payment, registration of transfer or exchange or where notices may be given;

•

to amend and restate the mortgage indenture, as originally executed and delivered and as subsequently amended, in its entirety, but with such additions, deletions and other changes as shall not adversely affect the interests of the holders of the mortgage securities in any material respect;

•

to cure any ambiguity, to correct or supplement any provision in the mortgage indenture that may be defective or inconsistent with any other provision in the mortgage indenture or to make any other additions to, deletions from and other changes to the provisions of the mortgage indenture, so long as the additions, deletions and/or changes do not adversely affect the interests of the holders of mortgage securities of any series or tranche in any material respect;

•

to modify, eliminate or add to the provisions of the mortgage indenture to the extent as shall be necessary to effect qualification of the mortgage indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

to supplement any provisions of the mortgage indenture to permit or facilitate the discharge of any series of the mortgage securities, so long such action does not adversely affect the interests of the holders of the mortgage securities of such series or any other series in any material respect; or

•	to comply with the rules or regulations of any securities exchange or quotation system on which the mortgage securities may be listed.

(See Section 1301 of the mortgage indenture)

In addition, if the Trust Indenture Act is amended after the date of the original mortgage indenture in such a way as to require changes to the mortgage indenture or the incorporation into the mortgage indenture of additional provisions or so as to permit changes which are not adverse to us to, or the elimination of, provisions imposing restrictions on us or imposing obligations on us that, at the date of the original mortgage indenture or at any subsequent time, were required by the Trust Indenture Act to be contained in the mortgage indenture, the mortgage indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the mortgage trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (See Section 1301 of the mortgage indenture)

Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the mortgage securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the mortgage indenture pursuant to one or more supplemental indentures. However, if less than all of the series of the mortgage securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all of these series that are directly affected, considered as one class, will be required. If the mortgage securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of the tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding mortgage securities of all of these tranches that are directly affected, considered as one class, will be required. Notwithstanding the above, no such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage security, or reduce the principal amount of any mortgage security or the rate of interest on any mortgage security (or the amount of any installment of interest on any mortgage security), or change the method of calculating the rate, or reduce any premium payable upon the redemption of any mortgage security, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency (or other property) in which any mortgage security or any premium or the interest on any mortgage security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any mortgage security (or, in the case of redemption, on or after the date fixed for redemption) without, in any such case, the consent of the holder of such mortgage security;

•

permit the creation of any lien not otherwise permitted by the mortgage indenture ranking prior to the lien of the mortgage indenture with respect to all or substantially all of the mortgaged property or terminate the lien of the mortgage indenture on all or substantially all of the mortgaged property, or deprive the holders of the benefit of the lien of the mortgage indenture, without, in any such case, the consent of the holders of all mortgage securities then outstanding;

•

reduce the percentage of the principal amount of the outstanding mortgage securities of any series, or any tranche, needed to consent to any supplemental indenture, any waiver of compliance with any provision of the mortgage indenture or of any default under the mortgage indenture and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding mortgage security of the series or tranche; or

•

modify specified provisions of the mortgage indenture relating to supplemental indentures, waivers of specified covenants and waivers of past defaults with respect to the mortgage securities of any series, or any tranche of the mortgage securities, without the consent of the holder of each outstanding mortgage security of the series or tranche.

A supplemental indenture that changes or eliminates any covenant or other provision of the mortgage indenture that has expressly been included solely for the benefit of the holders of, or that is to remain in effect only so long as there will be outstanding, mortgage securities of one or more specified series, or one or more tranches of the outstanding mortgage securities, or modifies the rights of the holders of mortgage securities of the series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the mortgage indenture of the holders of the mortgage securities of any other series or tranche. (See Section 1302 of the mortgage indenture)

Waiver

The holders of at least a majority in aggregate principal amount of all mortgage securities of all affected series or tranches, considered as one class, may waive our obligations to comply with specified covenants, including the covenants to maintain our corporate existence and properties, pay taxes and discharge liens, maintain insurance and make the recordings and filings as are necessary to protect the security of the holders and the rights of the mortgage trustee and the covenant described above with respect to merger, consolidation or the transfer or lease of the mortgaged property as, or substantially as, an entirety, provided that the waiver occurs before the time that compliance is required. (See Section 609 of the mortgage indenture)

Events of Default

Each of the following events will be an event of default under the mortgage indenture:

•	our failure to pay interest on any mortgage security within 60 days after the same becomes due;

•	our failure to pay principal of or premium, if any, on any mortgage security within 3 business days after maturity;

•

our failure to perform, or our breach of, any covenant or warranty contained in the mortgage indenture (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this caption) for a period of 90 days after we have received a written notice from the mortgage trustee or the holders of at least 33% in principal amount of outstanding mortgage securities, unless the mortgage trustee, or the mortgage trustee and the holders of a principal amount of mortgage securities not less than the principal amount of mortgage securities the holders of that gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration. The mortgage trustee, or the mortgage trustee and the holders, as the case may be, will be deemed to have agreed to an extension of the period if we have initiated corrective action within the period and we are diligently pursuing such corrective action; and

•	specified events relating to reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property.

(See Section 901 of the mortgage indenture)

Remedies

Acceleration of Maturity. If an event of default under the mortgage indenture occurs and is continuing, then the mortgage trustee or the holders of not less than 33% in principal amount of mortgage securities then outstanding may declare the principal amount (or if the mortgage securities are discount securities, the portion of the principal amount of the discount securities as may be provided for pursuant to the terms of the mortgage indenture) of all of the mortgage securities then outstanding, together with premium, if any, and accrued interest, if any, on the mortgage securities to be immediately due and payable. At any time after the declaration of acceleration of the mortgage securities then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money has been obtained by the mortgage trustee, the event or events of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the mortgage trustee a sum sufficient to pay:

•	all overdue interest, if any, on all mortgage securities then outstanding;

•

the principal of and premium, if any, on any mortgage securities then outstanding that have become due otherwise than by the declaration of acceleration and interest on such amounts at the rate or rates prescribed in the mortgage securities;

•

to the extent that payment of such interest is provided for in the terms of the mortgage securities and is lawful, interest upon overdue interest at the rate prescribed therefore in such mortgage securities; and

•	all amounts due to the mortgage trustee; and

•

any other event or events of default under the mortgage indenture, other than the non-payment of the principal of the mortgage securities that has become due solely by the declaration of acceleration, has been cured or waived in accordance with the provisions of the mortgage indenture.

(See Sections 902 and 917 of the mortgage indenture)

Possession of Mortgaged Property. Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the mortgage trustee may take possession of, and hold, operate and manage, the mortgaged property or, with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding mortgage securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 903, 904 and 905 of the mortgage indenture)

Right to Direct Proceedings. If an event of default under the mortgage indenture occurs and is continuing, the holders of a majority in principal amount of the mortgage securities then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustee or exercising any trust or power conferred on the mortgage trustee, provided that (1) the direction does not conflict with any rule of law or with the mortgage indenture, and could not involve the mortgage trustee in personal liability in circumstances where indemnity would not, in the mortgage trustee’s sole discretion, be adequate and (2) the mortgage trustee may take any other action deemed proper by the mortgage trustee that is not inconsistent with the direction. (See Section 916 of the mortgage indenture)

Limitation on Right to Institute Proceedings. No holder of any mortgage security may institute any proceeding, judicial or otherwise, with respect to the mortgage indenture or for the appointment of a receiver or for any other remedy under the mortgage indenture unless:

•	the holder has previously given to the mortgage trustee written notice of a continuing event of default;

•

the holders of not less than a majority in aggregate principal amount of the mortgage securities then outstanding have made written request to the mortgage trustee to institute proceedings in respect of the event of default and have offered the mortgage trustee reasonable indemnity against costs and liabilities to be incurred in complying with the request; and

•

for 60 days after receipt of the notice, the mortgage trustee has failed to institute any such proceeding and no direction inconsistent with the request has been given to the mortgage trustee during the 60-day period by the holders of a majority in aggregate principal amount of the mortgage securities then outstanding.

Furthermore, no holder may institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 911 of the mortgage indenture)

No Impairment of Right to Receive Payment. Notwithstanding that the right of a holder to institute a proceeding with respect to the mortgage indenture is subject to specified conditions precedent, each holder of a mortgage security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the mortgage security when due and to institute suit for the enforcement of any such payment, and the rights may not be impaired without the consent of the holder. (See Section 912 of the mortgage indenture)

Notice of Default. The mortgage trustee must give the holders notice of any default under the mortgage indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that the mortgage trustee does not have to give notice of a default of the character described in the third bullet under the caption “—Events of Default” until at least 75 days after the occurrence of such an event. For purposes of the preceding sentence, the term “default” means any event that is, or after notice or lapse of time, or both, would become, an event of default. (See Section 1002 of the mortgage indenture) The Trust Indenture Act currently permits the mortgage trustee to withhold notices of default (except for specified payment defaults) if the mortgage trustee in good faith determines the withholding of the notice to be in the interests of the holders.

Indemnification of Trustee. Before taking specified actions to enforce the lien of the mortgage indenture and institute proceedings on the mortgage securities, the mortgage trustee may require adequate indemnity from the holders of the mortgage securities against costs, expenses and liabilities to be incurred in connection with the enforcement of the lien. (See Sections 911 and 1001 of the mortgage indenture)

Remedies Limited by State Law. The laws of the state or states in which the mortgaged property is located may limit or deny the ability of the mortgage trustee or security holders to enforce certain rights and remedies provided in the mortgage indenture in accordance with its terms. (See Section 914 of the mortgage indenture)

Defeasance

Any mortgage security or securities, or any portion of the principal amount of the mortgage security or securities, will be deemed to have been paid for purposes of the mortgage indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the mortgage trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the mortgage indenture);

•

in the case of a deposit made prior to the maturity of the applicable mortgage securities, eligible obligations (generally direct or indirect obligations of the U.S. government), which do not contain provisions permitting the redemption or other prepayment at the option of the issuer, the principal of and the interest on which when due, without any regard to reinvestment of the eligible obligations, will provide moneys that, together with the money, if any, deposited with or held by the mortgage trustee or the paying agent; or

•	a combination of the first two bullets,

which will be sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the mortgage security or securities or portions of the mortgage security or securities. (See Section 801 of the mortgage indenture)

Under current U.S. federal income tax law, a defeasance described in the preceding paragraph would be treated as a taxable exchange of the mortgage securities defeased for a series of non-recourse debt instruments secured by the assets in the defeasance trust. As a consequence, a holder might recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the mortgage securities and the value of the new debt instruments deemed to have been received in exchange. Holders should consult their own tax advisors as to the specific consequences to them of defeasance under the mortgage indenture.

Resignation or Removal of the Mortgage Trustee

The mortgage trustee may resign at any time by giving written notice of resignation to us. The mortgage trustee may be removed at any time by act of the holders of a majority in principal amount of mortgage securities then outstanding delivered to the mortgage trustee and us. No resignation or removal of the mortgage trustee and no appointment of a successor mortgage trustee will become effective until a successor mortgage trustee has accepted its appointment in accordance with the requirements of the mortgage indenture. So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the mortgage trustee a resolution of our Board of Directors appointing a successor mortgage trustee and the successor has accepted the appointment in accordance with the terms of the mortgage indenture, the mortgage trustee will be deemed to have resigned and the successor will be deemed to have been appointed as mortgage trustee in accordance with the mortgage indenture. (See Section 1010)

Evidence to be Furnished to the Mortgage Trustee

When we are required to document our compliance with mortgage indenture provisions, we will provide the mortgage trustee with written statements of our officers or other persons that we select or pay. In some cases, we will be required to furnish opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent). In addition, the mortgage indenture requires that we give the mortgage trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the mortgage indenture.

Governing Law

The mortgage indenture and the first mortgage bonds will be governed by, and will be construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the law of any jurisdiction where property subject to the mortgage indenture is located mandatorily governs the attachment, perfection, priority or enforcement of the lien of the mortgage indenture with respect to that property.

Concerning the Trustee

U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) is the mortgage trustee. We and our affiliates maintain banking relationships with the mortgage trustee and its affiliates in the ordinary course of business. The mortgage trustee, or its affiliates, also act as trustee for debt securities of some of our affiliates.

DESCRIPTION OF THE SENIOR UNSECURED DEBT SECURITIES

The description below contains summaries of selected provisions of the indenture, including supplemental indentures, under which the senior unsecured debt securities, which we sometimes refer to as “debt securities,” will be issued. These summaries are not complete. The indenture and the form of supplemental indenture, including the form of senior unsecured debt security, applicable to the debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Certain terms used but not defined in the following summary have the meaning specified in the indenture.

We are not required to issue future issues of indebtedness under the indenture described below. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness not issued under this prospectus.

The senior unsecured debt securities will be represented either by global securities registered in the name of DTC as the Depository, or its nominee, or by securities in certificated form issued to the registered owners, as set forth in the applicable prospectus supplement. See the information under the caption “Book-Entry System” in this prospectus.

General

We may issue the debt securities from time to time in one or more new series under the Indenture dated February 1, 1999, as supplemented from time to time by supplemental indentures relating to the debt securities being offered by this prospectus (the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “trustee”). The indenture will govern the debt securities offered by this prospectus.

The amount of debt securities that we may issue under the indenture is unlimited. The debt securities may be issued in series up to the aggregate principal amount that may be authorized by us from time to time.

The holders of outstanding debt securities do not, and, unless the prospectus supplement that describes a particular series of debt securities provides otherwise with respect to that series, the holders of any debt securities offered by this prospectus will not, have the right to require us to repurchase the debt securities if we become involved in a highly leveraged or change of control transaction. The indenture does not have any provision that is designed specifically in response to highly leveraged or change of control transactions.

The debt securities will be our senior unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness. Our secured debt will have a prior claim on the assets pledged to secure such debt and, therefore, our debt securities will be effectively subordinated to all of our current and future secured debt, including our first mortgage bonds to the extent of the value of the properties securing such secured debt. As of December 31, 2023, we had $3.00 billion of secured debt outstanding. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a prospectus supplement relating to that series, including the following terms:

•	the title of that series;

•	any limit on the aggregate principal amount of that series;

•	the currency or composite currency and denomination of that series;

•

the price or prices (or method for determining price or prices) at which that series will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

•	the date of maturity of that series;

•	the dates (or method of determining such dates) when principal and interest are payable, and the record dates for the payment of interest;

•	the rate or rates (which may be fixed or variable) at which that series will bear interest or the method of calculating the rate or rates;

•	the date or dates from which the interest will accrue;

•	the manner of paying principal or interest;

•	the place or places where principal and interest will be payable;

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

•	whether the debt securities of that series are to be issuable as registered debt securities, bearer debt securities, or both;

•	whether the debt securities of that series are to be represented in whole or in part by a debt security in global form and, if so, the identity of the depository for any global debt security;

•	any tax indemnity provisions;

•

if the debt securities of that series provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining those payments;

•	the denominations in which we will issue that series, if other than $1,000 and multiples of $1,000 in excess thereof;

•

the portion of principal payable upon acceleration of a debt security of that series where the amount of principal due upon acceleration is less than the stated principal amount, or a “discounted security”;

•	whether and upon what terms debt securities of that series may be defeased;

•	any events of default or restrictive covenants in addition to or in lieu of those set forth in the indenture; and

•

any other terms or provisions of that series of debt securities not inconsistent with the provisions of the indenture, including any terms that may be required or advisable under U.S. laws or regulations, or advisable in connection with the marketing of the debt securities.

Unless the applicable prospectus supplement provides otherwise, we may from time to time, without the consent of the holders of that series of debt securities, reopen such series and issue additional debt securities with the same terms (except for the initial interest payment date, the price to public and the issue date) as such series of debt securities.

We expect the debt securities of any series to be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, DTC as the Depository. Global securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the Depository to a nominee or a successor depository. (Section 2.12 of the indenture) See the information under “Book-Entry System” in this prospectus. We will describe any additional or different terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, registered debt securities will be issued in denominations of $1,000 and integral multiples of $1,000. One or more global debt securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by such global debt security or debt securities.

Registration of transfer of registered debt securities may be requested upon surrender of the debt securities at any of our agencies maintained for the purpose and upon fulfillment of all other requirements of the agent.

Debt securities may be issued under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other applicable considerations will be described in the prospectus supplement relating to the discounted debt securities.

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the specific terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the indenture that relate specifically to bearer debt securities.

Except as otherwise provided herein, when we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered.

Certain Covenants

The debt securities will not be secured by any of our properties or assets and will represent senior unsecured debt. Unless otherwise indicated in the applicable prospectus supplement, the indenture will not limit the amount of secured or unsecured debt that we may issue.

Unless the applicable prospectus supplement provides otherwise, the indenture will not contain any financial or other similar restrictive covenants.

Successor Obligor

Unless otherwise indicated in the applicable prospectus supplement, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, any person, unless:

•	the person is organized under the laws of the United States or a state of the United States;

•	the person assumes by supplemental indenture all our obligations under the indenture, the debt securities and any coupons;

•	all required approvals of any regulatory body having jurisdiction over the transaction have been obtained;

•	immediately after the transaction no default (as described below) exists; and

•	we deliver to the trustee an officer’s certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the indenture.

If these conditions are satisfied, then the successor will be substituted for us, and thereafter all our obligations under the indenture, the debt securities and any coupons will terminate. (See Section 5.01 of the indenture)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series in the authorized denominations as may be requested upon surrender of the registered debt securities at an agency maintained by us for that purpose and upon fulfillment of all other requirements of the agent.

Payment and Paying Agents

Principal, interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described below under the caption “Book-Entry System.” Unless we indicate otherwise in the applicable prospectus supplement, interest on debt securities that are in the form of certificated debt securities will be paid by check mailed to the holder at that person’s address as it appears in the register for the debt securities maintained by the trustee. Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on debt securities in the form of certificated debt securities will be payable by check at the office of the trustee.

Defaults and Remedies

Unless otherwise provided in the applicable prospectus supplement, the following constitute “events of default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due and payable and the default continues for a period of 60 days;

•	default in the payment of the principal of any debt securities of that series when due and payable at maturity or upon redemption, acceleration or otherwise;

•	default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series and the default continues for a period of 60 days;

•	default in the performance of any of our other agreements applicable to that series and the default continues for 90 days after the notice specified below;

•	specified events of bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided for in the series.

(See Section 6.01 of the indenture)

A default in the performance of any of our other agreements applicable to that series is not an event of default until the trustee or the holders of at least 25% in principal amount of the debt securities of the series notify us of the default in the manner specified in the indenture and we do not cure the default within the time specified after receipt of the notice. If the holders notify us of a default, they must notify the trustee at the same time. (See Section 6.01 of the indenture)

Acceleration of Maturity. If an event of default occurs and is continuing with respect to a series, either the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare the principal of and accrued interest on all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of that series may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on that series have been cured or waived except the nonpayment of amounts due solely because of the acceleration. (See Section 6.02 of the indenture)

Indemnification of Trustee. The trustee generally will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee, upon a reasonable belief that exercising such rights or powers would expose it to any loss, liability or expense, receives indemnity satisfactory to it against such loss, liability or expense. (See Section 7.01 of the indenture)

Right to Direct Proceedings. The holders of a majority in principal amount of a series of debt securities generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, relating to that series. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or would expose the trustee to personal liability or be unduly prejudicial to holders not joining in such proceeding, and the trustee may take any other action deemed proper by the trustee which is not provided for in such notice. (See Section 6.05 of the indenture)

Limitation on Rights to Institute Proceedings. No holder of the debt securities of a series will have any right to pursue a remedy under the indenture, unless:

•	the holder has previously given the trustee written notice of a continuing event of default on that series;

•

the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered indemnity satisfactory to the trustee, to pursue the remedy;

•	the trustee has failed to comply with the request within 60 days after the request and offer; and

•	during such 60-day period, the holders of a majority in principal amount of the outstanding debt securities of that series do not give the trustee any inconsistent directions.

(See Section 6.06 of the indenture)

Notice of Default. The trustee is required to give the holders notice of the occurrence of a default within 90 days of the default. Except in the case of a non-payment on the debt securities, the trustee may withhold the notice if its committee of officers determines in good faith that it is in the interest of holders to do so. (See Section 7.04 of the indenture) We are required to deliver to the trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the indenture. (See Section 4.05 of the indenture)

Waiver. The holders of not less than a majority in aggregate principal amount of a series of debt securities by notice to the trustee may waive any default on that series, except a default in the payment of the principal, premium, if any, or interest on that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (See Section 6.04 of the indenture)

The indenture does not have a cross-default provision. Therefore, unless otherwise indicated in the applicable prospectus supplement, a default by us on any other debt (including any other series of debt securities issued under the indenture) would not constitute an event of default.

Amendments and Waivers

Unless otherwise indicated in the applicable prospectus supplement, we and the trustee may modify and amend the indenture and the debt securities from time to time as described below. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the debt securities, or we may need either the consent or approval of the holders of a majority in principal amount of all outstanding debt securities affected by the proposed amendment or the consent or approval of each holder affected by the proposed amendment.

We will not need the consent of any holder for the following types of amendments:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for assumption of our obligations under the indenture and the debt securities in the event of a merger or consolidation requiring such assumption;

•	to provide that specific provisions of the indenture not apply to a series of debt securities not previously issued;

•	to create a series and establish its terms;

•	to provide for a separate trustee for one or more series; or

•	to make any change that does not materially adversely affect the rights of any holder of debt securities.

(See Article 10 of the indenture)

We will need the consent of the holders of each outstanding debt security affected, if the proposed amendment would do any of the following:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest rate or change the time for payment of interest;

•	change the fixed maturity;

•	reduce the principal of any non-discounted security or reduce the amount of principal of any discounted security that would be due on acceleration;

•	change the currency in which principal or interest is payable;

•	make any change that materially adversely affects the right to convert any security; or

•	with certain exceptions, modify the provisions of the indenture governing modifications of the indenture or governing waiver of past defaults.

(See Section 10.02 of the indenture)

Amendments other than those described in the above two paragraphs will require the approval of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the debt securities of that series.

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased in accordance with their terms and, unless otherwise indicated in the applicable prospectus supplement, as described below. At any time, we may terminate as to a series of debt securities all of our obligations (except for specified obligations regarding the defeasance trust (as defined below) and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen debt securities and coupons and to maintain paying and other agencies for the debt securities) with respect to the debt securities of that series and any related coupons and the indenture, which we refer to as “legal defeasance.”

At any time, we may terminate as to a series of debt securities our obligations under any restrictive covenants which may be applicable to that particular series, which we refer to as “covenant defeasance.” We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to a particular series so defeased under the terms of the series.

To exercise either defeasance option as to a series, we must deposit in trust (the “defeasance trust”) with the trustee money or direct obligations of the United States of America that have the full faith and credit of the United States of America pledged for payment and that are not callable at the issuer’s option, or certificates representing an ownership interest in those obligations for the payment of principal, premium, if any, and interest on the debt securities of the series to redemption or maturity and must comply with specified other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes. (See Article 8 of the indenture)

Resignation or Removal of Trustee

The trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (See Section 7.07 of the indenture)

The holders of a majority in principal amount of the outstanding debt securities may remove the trustee at any time. (See Section 7.07 of the indenture) We may remove the trustee if the trustee fails to comply with specific provisions of the Trust Indenture Act or fails to comply with the capital and surplus requirements as set forth in its most recent published report of condition. (See Sections 7.07 and 7.09 of the indenture)

We may also remove the trustee if one of the following occurs:

•	the trustee is adjudged a bankrupt or an insolvent;

•	a custodian or other public officer takes charge of the trustee or its property;

•	the trustee becomes incapable of acting; or

•	specified events of bankruptcy, insolvency or reorganization of our company occur.

(See Section 7.07 of the indenture)

Governing Law

The indenture and the debt securities will be governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee. We and our affiliates maintain banking relationships with the trustee and its affiliates in the ordinary course of business. The trustee, or its affiliates, also act as trustee for some of our other debt securities as well as debt securities of some of our affiliates.

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable prospectus supplement, each series of securities offered by this prospectus will be issued as fully-registered global securities representing all or part of that series of securities. This means that we will not issue certificates for that series of securities to the holders. Instead, a global security representing that series of securities will be deposited with, or on behalf of, DTC or its successor, as the depository. The global securities will be registered at the request of DTC in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC.

DTC will keep an electronic record of its participants (for example, your broker) whose clients have purchased securities represented by a global security. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that DTC, its nominees and successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

We will make payments of principal, interest, if any, and premium, if any, to DTC or its nominee. We, the applicable trustee and any paying agent will treat DTC or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, neither we nor any trustee nor any paying agent will have any direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant either directly or indirectly (“indirect participant”). Direct participants and indirect participants are referred to collectively as “participants.” The DTC Rules applicable to its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“beneficial owner”), is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If a particular series of securities is redeemable at our option or at the option of the holder, redemption notices will be sent to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed. Redemption proceeds and distributions on global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. Upon DTC’s receipt of funds and corresponding detail information from us, any trustee or any paying agent, DTC’s practice is to credit direct participants’ accounts in accordance with the holdings information shown on DTC’s records on the payment date. Payments by participants to beneficial owners of securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Payments will be the responsibility of such participant and not of DTC nor its nominee, any trustee, any paying agent or us, subject to any statutory or regulatory requirements. Payment of redemption proceeds and distributions to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of us, the applicable trustee or the applicable paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Neither DTC nor Cede & Co. or any other DTC nominee will consent or vote with respect to global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date as identified in a listing attached to the omnibus proxy.

Global securities will be exchangeable for corresponding certificated securities registered in the name of persons other than DTC or its nominee if (1) DTC (a) notifies us that it is unwilling or unable to continue as depository for any of the global securities or (b) at any time ceases to be a clearing agency registered under the Exchange Act, (2) an event of default occurs and is continuing with respect to the applicable series of securities or (3) we execute and deliver to the applicable trustee an order that the global securities will be so exchangeable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents are not responsible for the accuracy of the information or for the performance by DTC of its obligations under the rules and procedures governing its operations or otherwise.

Any underwriters, dealers or agents of any securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus through underwriters or dealers, through agents or directly to one or more purchasers. The terms under which the securities are offered and the method of distribution will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The applicable prospectus supplement will also describe other terms of the offering, including the initial public offering price and any discounts or concessions allowed or reallowed to dealers.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

Under agreements into which we may enter in connection with the sale of the securities, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, legal opinions relating to the validity of the securities offered by this prospectus will be rendered by Snell & Wilmer, L.L.P., Albuquerque, New Mexico, Graves Dougherty Hearon & Moody P.C., Austin, Texas, and Faegre Drinker Biddle & Reath LLP, counsel for our company. Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the underwriters, dealers or agents named in such prospectus supplement by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements of Southwestern Public Service Company incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

$1,200,000,000

Southwestern Public Service Company

$650,000,000 5.300% First Mortgage Bonds, Series No. 13 due 2036

$550,000,000 5.875% First Mortgage Bonds, Series No. 14 due 2056

PROSPECTUS SUPPLEMENT

June 24, 2026

Joint Book-Running Managers

BMO Capital Markets	BofA Securities	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Co-Manager

Independence Point Securities